Exhibit 4.14

RULES OF THE

INDIVIOR UK

SAVINGS RELATED SHARE OPTION PLAN

SLAUGHTER AND MAY

One Bunhill Row
London  EC1Y 8YY

Table of Contents

Contents		Page

1	Definitions and interpretation	1
2	Invitations to apply for Options	3
3	Scaling down	5
4	Grant of Options	5
5	Plan limits	6
6	Rights of Exercise and Lapse of Options	7
7	Exercise of Options	8
8	Takeovers and Liquidation	9
9	Exchange of Options on a Takeover	10
10	Variation of Share Capital	11
11	Administration	11
12	Amendments	12
13	General	13

1                                   Definitions and interpretation

1.1                            In this Plan, the following words and expressions shall, where the context so permits, have the following meanings:

“Act” means the Income Tax (Earnings and Pensions) Act 2003;

“Associated Company” has the meaning given by paragraph 47 (1) of Schedule 3 to the Act except in relation to Rule 6.6 where it will have the meaning given by paragraph 35 (4) of Schedule 3;

“Auditors” means the auditors for the time being of the Company;

“Bonus” means any sum payable by way of terminal bonus under a Savings Contract being the additional payment made by the nominated Savings Authority when repaying contributions under a Savings Contract and:

(a)                             “Three Year Bonus” shall mean the Bonus payable under a Three Year Savings Contract; and

(b)                                 “Five Year Bonus” shall mean the Bonus payable on the first date on which a Bonus is payable under a Five Year Savings Contract.

“Bonus Date” means the earliest date on which the relevant Bonus is payable;

“Company” means Indivior PLC registered in England and Wales under no.9237894, which for the purposes of the Rules may act through the Directors, or any employee or employees of it authorised to act;

“Control” has the meaning given by section 995 of the Income Tax Act 2007; “Date of Grant” means the date on which an Option is granted;

“Dealing Day” means a day on which the London Stock Exchange is open for business;

“Directors” means the board of directors from time to time of the Company or a duly authorised committee of it;

“Eligible Employee” means:

(a)                             any person who is an employee or Full-Time Director of any Participating Company who:

(i)                                  has such qualifying period (if any) of continuous service (being a period commencing not earlier than five years prior to the Date of Grant) as the Directors may in their absolute discretion and from time to time determine; and

(ii)                               receives earnings in respect of his office or employment which are general earnings to which section 15 of the Act applies (or would apply if there were any);

(b)                                 any other director or employee of any Participating Company whom the Directors may in their absolute discretion and from time to time select.

“Equity Share Capital” has the meaning given to it by Section 548 of the Companies Act 2006;

“Exercise Price” means the price at which each Share the subject of an Option may be acquired on the exercise of that Option, being (subject to Rule 10) not less than:

(a)                              eighty per cent (80%) of the Market Value of a Share (or such other percentage as shall from time to time be specified in paragraph 28 (1)(b) of Schedule 3); or

(b)                                  if greater, and Shares are to be acquired by subscription, the nominal value of a Share;

“Full-Time Director” means an employee who is a director of any Participating Company and normally devotes not less than 25 hours per week (excluding meal breaks and normal holiday entitlement or such other number of hours as may be required by HMRC for the purposes of paragraph 6 of Schedule 3) to his duties;

“Grant Period” means the period during which the Directors may invite Eligible Employees to apply for Options as specified in Rule 2.1;

“Group” means the Company and all its Subsidiaries;

“Group Company” means any company in the Group;

“HMRC” means H. M. Revenue & Customs;

“London Stock Exchange” means The London Stock Exchange plc; “Market Value” means the lowest of the following:

(a)                                    the market value of a Share on the date on which the invitation is made in accordance with Rule 2 (the “relevant date”);

(b)                                    the average of the market values of a Share for the three Dealing Days immediately preceding the relevant date;

(c)                                     the average of the market values of a Share for the five Dealing Days immediately preceding the relevant date,

with the market value of a Share being determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and for these purposes the Market Value of a Share subject to a restriction is to be determined as if it was not subject to a restriction;

“Maximum Contribution” means the maximum aggregate Monthly Contribution which an Optionholder may make under all Savings Contracts linked to options granted to him under the Plan or any other savings-related share option plan approved by HMRC under Part 8 of Schedule 3, being the lesser of:

(a)                              £500 per month or, if higher, the maximum amount specified in paragraph 25(3) of Schedule 3 from time to time; and

(b)                              such other maximum Monthly Contribution as may be determined from time to time by the Directors which need not be the same in relation to all Eligible Employees provided that it does not infringe the requirements of paragraph 7 of Schedule 3 (participation on similar terms);

“Monthly Contribution” means the monthly contribution agreed to be paid by an Optionholder under the relevant Savings Contract;

“Option” means a right granted or to be granted to acquire Shares pursuant to the Rules;

“Optionholder” means any person (including where the context permits the personal representatives of such a person) who holds an Option;

“Participating Company” means any Group Company which the Company has determined shall be a participating company for the purposes of the Plan;

“Plan” means this plan, being the Indivior UK Savings Related Share Option Plan constituted by the Rules as from time to time amended;

“Rules” means these rules together with any amendment effected in accordance with Rule 12;

“Savings Authority” means the building society or bank recognised by the Directors from time to time for the purpose of receiving Monthly Contributions under Savings Contracts;

“Savings Contract” means a savings contract under a certified SAYE savings arrangement (within the meaning of paragraph 48(1) of Schedule 3 and “Three Year Savings Contract” and “Five Year Savings Contract” shall be construed accordingly;

“Schedule 3” means Schedule 3 to the Act;

“Share” means a fully paid ordinary share in the capital of the Company which satisfies the requirements of paragraphs 18 to 22 of Schedule 3 at both the Date of Grant and date of exercise of an Option;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of section 1159 of the Companies Act 2006; and

“UK Listing Authority” The Financial Services Authority in its capacity as the competent authority for the purposes of the Financial Services and Markets Act 2000.

1.2                            References to any statutory provision are to that provision as amended or re-enacted from time to time (and any regulations made under it), and, unless the context otherwise requires, words in the singular shall include the plural and vice versa and words importing the masculine shall include the feminine and vice versa.

1.3                            The purpose of the Plan is to provide in accordance with Schedule 3 benefits to Eligible Employees in the form of share options.  The Plan may not provide benefits to employees or directors other than in accordance with Schedule 3.

2                                      Invitations to apply for Options

2.1                            The Directors may, in their absolute discretion, decide whether or not to operate the Plan. If they do so decide, they will invite all Eligible Employees to apply for the grant of Options at any time during the period of 30 days (or 42 days in the event that applications are scaled down under Rule 3) after any of the following:

2.1.1                  the announcement by the Company of its results for any period or the issue by the Company of any prospectus, listing particulars or other document containing equivalent information relating to Shares; or

2.1.2                  a day on which an announcement is made of a new prospectus for certified SAYE savings arrangements (within the meaning of section 703(1) of the Income Tax (Trading and Other Income) Act 2005) for the purposes of Schedule 3; or

2.1.3                  a day on which an announcement is made of amendments to be made to the Act (so far as those changes affect savings — related share option plans approved by HMRC) or a day on which any such amendments come into force; or

2.1.4                  any general meeting of the Company’s shareholders; or

2.1.5                  any day on which they resolve that exceptional circumstances exist which justify the grant of Options.

2.2                            Such invitations shall be made in writing to all Eligible Employees and shall include details of the following matters which shall be determined by the Directors:

2.2.1                  the Exercise Price or the means by which it will be notified to Eligible Employees;

2.2.2                  the latest date by which applications must be received, being neither earlier than 14 days nor later than 28 days after the date of the invitations;

2.2.3                  the Maximum Contribution; and

2.2.4                  whether the applicable Savings Contract(s) being offered are:

(i)                                     a Three Year Savings Contract; or

(ii)                                  a Five Year Savings Contract; or

(iii)                               either a Three Year Savings Contract or a Five Year Savings Contract, as the applicant shall select; or

(iv)                              a combination of a Three Year Savings Contract and a Five Year Saving Contract (subject always to the Maximum Contribution).

2.3                            Each invitation shall be accompanied by:

2.3.1                  a proposal form for a Savings Contract; and

2.3.2                  an application form.

2.4                            An application form shall be in such form as the Directors may from time to time prescribe save that it must provide for the applicant to state:

2.4.1                  the Monthly Contribution (being a multiple of £1 and not less than £10) which he wishes to make under the related Savings Contract; and

2.4.2                  that his proposed Monthly Contribution (when taken together with any Monthly Contribution he makes under any other Savings Contract linked to an option granted to him under the Plan or any other savings-related share option plan which satisfies the requirements of Schedule 3) will not exceed the Maximum Contribution; and

2.4.3                  if the Directors have determined that an applicant may select either a Three Year Savings Contract and/or a Five year Savings Contract, his selection in that respect.

2.5                            Each application shall provide that, in the event of scaling down in accordance with Rule 3, the Directors are authorised by the applicant to modify his application to reflect such scaling down.

2.6                            Subject to Rule 2.7 and Rule 3, each application shall be deemed to be for an Option over such number of whole Shares as can be acquired at the Exercise Price with the expected repayment under the related Savings Contract at the appropriate Bonus Date.

2.7                            If an application for a Savings Contract specifies a Monthly Contribution which, when added to any other Monthly Contributions already being made or proposed to be made by the Eligible Employee, exceeds the Maximum Contribution, that application may be modified by the Company down to the maximum possible amount.

3                                      Scaling down

3.1                            To the extent that valid applications are received in excess of any maximum number of Shares which may be determined by the Directors or the limit in Rule 5, the Directors shall scale down applications in the same manner in order to eliminate the excess by:

3.1.1                  excluding the Bonuses under the relevant Savings Contracts; and/or

3.1.2                  reducing pro-rata the proposed Monthly Contributions in excess of £10; and/or

3.1.3                  each application for a Savings Contract with a Five Year Bonus will be deemed to be an application for a Savings Contract with a Three Year Bonus; and/or

3.1.4                  so far as necessary, selecting by lot.

3.2                            Where applications are scaled down in accordance with Rule 3.1 all relevant applications shall be deemed to have been amended or withdrawn, as the case may be.

3.3                            If the number of Shares is insufficient to enable an Option based on a £10 per month contribution to be granted to each Eligible Employee who has made a valid application, the Company may, as an alternative to selecting by lot, determine in its absolute discretion that no Options will be granted.

4                                      Grant of Options

4.1                            No Option shall be granted after whichever is the earlier of:

4.1.1                  30 days (or 42 days, or such longer period as may be agreed with HMRC, in the event that applications are scaled down under Rule 3) after the day(s) by reference to which the Exercise Price was fixed; and

4.1.2                  the last day of the applicable Grant Period.

4.2                            No Option shall be granted to a person unless at the Date of Grant he is an Eligible Employee. No payment will be required for the grant of an Option.

4.3                            As soon as is practicable after having granted an Option to an Eligible Employee the Company shall issue to him, or procure the issue to him of, an option certificate.  The option certificate shall be in such form determined by the Directors from time to time and shall state:

4.3.1                  the Date of Grant of the Option;

4.3.2                  the number of Shares over which the Option is granted;

4.3.3                  the Exercise Price payable for each Share subject to the Option; and

4.3.4                  if the Shares are subject to any restriction, details of the restriction.

4.4                            Subject to the right of an Optionholder’s personal representatives to exercise an Option as provided in Rule 6.4, every Option shall be personal to the Eligible Employee to whom it is granted and any purported assignment, transfer, charge, disposal or dealing with the rights or interests of the Optionholder under the Plan shall render the Option void.

5                                      Plan limits

5.1                            On or before the date upon which invitations are issued on any occasion the Board may determine a limit on the number of Shares over which applications for Options will be accepted on that occasion.

5.2                            The nominal amount of Shares over which the Board may grant Options on any date shall be limited so that it does not exceed the limit set out in Rule 5.3.  This limitation only applies to Options which are to be satisfied (directly or indirectly) by the issue of new Shares or the transfer of treasury Shares.

5.3                            The limit is 10 per cent of the nominal amount of the Company’s Equity Share Capital on the day preceding the Date of Grant, less the total nominal amount of:

5.3.1                  Shares allocated in respect of awards granted within the previous 10 years under any employee share scheme, and

5.3.2                  Shares remaining to be allocated in respect of awards granted on the same date or within the previous 10 years under any employee share scheme, and

5.3.3                  Shares allocated on the same date or within the previous 10 years under any employee share scheme otherwise than in respect of an award.

5.4                            Where an individual is granted two options on terms that the exercise of one will automatically result in a reduction to the extent to which the other may be exercised and vice versa, then for the purposes of this Rule 5 it shall only be necessary to take into account that number of Shares which could be acquired in respect of those options having regards to those terms.

5.5                            For the purposes of Rule 5:

5.5.1                  “allocate” means the issue of new Shares or the transfer of treasury Shares in satisfaction (directly or indirectly) of a person’s rights under an award;

5.5.2                  an “award” means any right to acquire or receive Shares whether conditional or unconditional;

5.5.3                  an “employee share scheme” means any scheme for employees of the Group which has been approved by the Company or Reckitt Benckiser plc (registered in England under no. 527217) in general meeting;

5.5.4                  “treasury Shares” has the same meaning as in Chapter 6 of the Companies Act 2006;

5.5.5                  no account will be taken of Shares acquired by an employee or former employee (or the personal representatives of such a person) where the Shares are acquired for a price equal to their market value at or about the date of acquisition and the cost of those Shares is borne by (or by the estate of) the employee or former employee;

5.5.6                  subject to Rule 5.5.7, no account will be taken of an award if and to the extent to which the Board considers that it will be satisfied by the transfer of existing Shares other than treasury Shares;

5.5.7                  any Shares allocated or remaining to be allocated to the trustee of any trust which were used or which are to be used to satisfy awards granted under an employee share scheme must be treated as having been allocated or as remaining to be allocated in respect of those awards unless the Shares were acquired by the trustee pursuant to a rights issue or other opportunity offered to the trustee in respect of Shares other than Shares previously allocated to it; and

5.5.8                  where an award was granted in consideration of the release by the holder of an award previously granted to him under an employee share scheme, then the earlier award shall be ignored and the later award shall be deemed to have been granted at the same time as the earlier award.

5.6                            No Option shall be granted under this Scheme after 30 November, 2024.

6                                      Rights of Exercise and Lapse of Options

6.1                            Save as provided in Rules 6.3 (death), 6.4 (good leavers) and 8 (takeovers etc), an Option may be exercised only during the period commencing with the Bonus Date under the related Savings Contract.

6.2                            Save as provided in Rules 6.3, 6.4 and 6.5, an Option may only be exercised by an Optionholder while he is a director or employee of a Participating Company.

6.3                            An Option may be exercised by the personal representatives of a deceased Optionholder:

6.3.1                  during the period of one year following the date of the Optionholder’s death if such death occurs before the Bonus Date; or

6.3.2                  during the period of one year following the Bonus Date if the Optionholder’s death occurs on or within the period of six months of the Bonus Date.

6.4                            Subject to Rule 6.5, if an Optionholder ceases to hold any office or employment with a Participating Company on account of:

6.4.1                  injury, ill-health or disability (evidenced to the satisfaction of the Directors); or

6.4.2                  redundancy (within the meaning of the Employment Rights Act 1996); or

6.4.3                  retirement; or

6.4.4                  the transfer of the undertaking or part-undertaking in which the Optionholder is employed to a person other than a Group Company; or

6.4.5                  the Company by which the Optionholder is employed ceasing to be under the Control of the Company; or

6.4.6                  provided more than three years have elapsed since the relevant Date of Grant pregnancy, and for the purposes of the Plan, a woman who leaves employment due to pregnancy or confinement will be regarded as having left such employment on the earlier of the date she notifies the relevant Participating Company of her intention not to return or the date on which she ceases to have a statutory or contractual right to return to work, the Option may be exercised within the period of six months following such cessation.

6.5                            An Optionholder shall not be treated as having ceased to hold any office or employment with a Participating Company for the purposes of this Rules 6 if he continues to hold any office or employment with an Associated Company.

6.6                            An Option shall lapse on the occurrence of the earliest of the following:

6.6.1                    subject to Rule 6.6.2 below, the expiry of the period of six months after the Bonus Date;

6.6.2                    where the Optionholder has died, the expiry of the period during which the Option may be exercised in accordance with Rule 6.3;

6.6.3                     the expiry of any of the applicable periods specified in Rules 6.3 (exercise by personal representatives) and 6.4 (good leavers) but if an Optionholder dies while time is running under Rule 6.4, the Option shall not lapse until the expiry of the relevant period in Rule 6.3;

6.6.4                     subject to Rule 9 (exchange of options on a takeover), the expiry of any of the applicable periods in Rules 8.1, 8.2, 8.3 and 8.4 (takeovers etc);

6.6.5                     subject to Rule 6.5 (retaining an office or employment with an Associated Company etc), the date on which an Optionholder ceases to be a director or employee of a Participating Company for any reason other than his death or those specified in Rule 6.4 (good leavers);

6.6.6                     the date on which a resolution is passed, or an order is made by the Court, for the compulsory winding up of the Company;

6.6.7                  the date on which the Optionholder becomes bankrupt or does or omits to do anything as a result of which he is deprived of the legal or beneficial ownership of the Option; and

6.6.8                     where, before an Option has become capable of being exercised, the date on which the Optionholder:

(i)                                   gives notice that he intends to stop paying Monthly Contributions;

(ii)                               is deemed under the terms of the Savings Contract to have given such notice; or

(iii)                             makes an application for the repayment of Monthly Contributions.

7                                      Exercise of Options

7.1                            An Option may only be exercised with monies not exceeding the amount of repayment (including any Bonus or interest) made under the related Savings Contract. For this purpose, repayment under the Savings Contract shall exclude the repayment of any Monthly Contribution the due date for payment of which falls more than one month after the date on which repayment is made.

7.2                            Save as otherwise provided in the Rules, an Option shall be exercisable in whole or in part but only on one occasion, by notice in writing (in the form prescribed by the Directors) given by the Optionholder (or his personal representatives) to the Company (or to a duly authorised agent of the Company).  The notice of exercise of the Option shall be accompanied by the relevant option certificate and a remittance in cleared funds for the aggregate Exercise Price payable.

7.3                            As soon as reasonably practicable (and not later than 30 days) after the Option exercise the Directors shall allot or procure the transfer of the Shares to the Optionholder (or his nominee) in respect of which the Option has been validly exercised.

7.4                            The allotment or transfer of any Shares pursuant to the Plan will be subject to obtaining any applicable approval or consent.

7.5                            Shares allotted under the Plan shall rank pari passu in all respects with the Shares of the same class for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of allotment and, in the case of a transfer of existing Shares, the transferee shall not acquire any rights attaching to such Shares by reference to a record date prior to the date of such transfer.

7.6                            If and so long as the Shares are listed on the London Stock Exchange, the Company shall apply to the London Stock Exchange for the Shares allotted pursuant to the Plan to be admitted to the Official List of the UK Listing Authority.

8                                      Takeovers and Liquidation

8.1                            Subject to Rule 8.5, if any person (either alone or together with any person acting in concert with him) obtains Control of the Company as a result of making:

8.1.1                  a general offer to acquire the whole of the issued ordinary share capital of the Company (or such part as is not already owned by the offeror or any person acting in concert with the offeror) which is made on a condition such that if it is satisfied the person making the offer together with persons acting in concert with him, will have Control of the Company; or

8.1.2                  a general offer to acquire all the shares in the Company which are of the same class as the Shares,

any Option may be exercised immediately before and conditionally upon such change of Control or within six months thereafter.

8.2                            Subject to Rule 8.5, if under section 899 of the Companies Act 2006 (or in either case closely comparable overseas legislation), the Court sanctions a compromise or arrangement applicable to or affecting:

(a)                                    all the ordinary share capital of the Company or all the Shares of the same class as the Shares to which the Option relates; or

(b)                                    all the Shares or all the Shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in an approved SAYE Option Scheme, then any Option may be exercised within 6 months of the Court sanctioning such compromise or arrangement.

8.3                            Subject to Rule 8.5, if any person becomes bound or entitled to acquire Shares under Chapter 3 of Part 28 of the Companies Act 2006 (or closely comparable overseas legislation), any unexercised Option may be exercised at any time when that person remains so bound or entitled.

8.4                            Subject to Rule 8.5, if the Company passes a resolution for the voluntary winding up of the Company, any outstanding Option may be exercised within 60 days of the passing of the resolution after which, to the extent not exercised, it will lapse.

8.5                            If:

8.5.1                  the events referred to in rule 8.1, 8.2, 8.3 or 8.4 are part of an arrangement which will mean that the Company will be under the Control of another company; and

8.5.2                  the persons who owned Shares in the Company immediately before the change of Control will immediately afterwards own at least 75% of the shares in that other company; and

8.5.3                  Optionholders are to be offered substitute options under Rule 9,

then Options which are not exercisable otherwise than as a consequence of those Rules may not be exercised.

9                                      Exchange of Options on a Takeover

9.1                            Notwithstanding the provisions of Rule 8, if any company (the “Acquiring Company”) obtains Control of the Company or becomes bound or entitled to acquire shares in the Company within any of the sets of circumstances specified in Rules 8.1, 8.2 and 8.3, any Optionholder may at any time within the periods specified in those Rules, by agreement with the Acquiring Company, release his Option (the “Old Option”)  in consideration of the grant to him of a new option (the “New Option”) which is equivalent to the Old Option (by virtue of satisfying the requirements of paragraph 39 of Schedule 3 but relates to shares in a different company (whether the Acquiring Company itself or some other company falling within paragraph (b) or (c) of paragraph 18 of Schedule 3).

9.2                            Where the “New Options” are granted pursuant to Rule 9.1 they shall be regarded for the purposes of the subsequent application of the provisions of the Plan as having been granted at the time when the corresponding Old Options were granted and, with effect from the date on which the New Options are granted:

9.2.1                  save for the definitions of “Participating Company” and “Group Company” in Rule 1, references to the “Company” (including the definition in Rule 1 shall be construed as being references to the Acquiring Company or such other company to whose shares the New Option relates;

9.2.2                  references to “Shares” (including the definition in Rule 1) shall be construed as being references to shares in the Acquiring Company or shares in such other company to which the New Options relate but references to Participating Company shall continue to be construed as if references to the Company were references to Indivior;

9.2.3                  the Savings Contract made in connection with the Old Option has been made in connection with the New Option; and

9.2.4                  the Bonus Date in relation to the New Option was the same as in relation to the Old Option.

10                               Variation of Share Capital

10.1                     In the event of any capitalisation (other than a scrip issue), rights issue, consolidation, subdivision, reduction or other variation of the share capital of the Company:

10.1.1          the number of Shares comprised in an Option;

10.1.2          their Exercise Price;

10.1.3           where an Option has been exercised but no Shares have been allotted or transferred in satisfaction of such exercise, the number of Shares to be so allotted or transferred and their Exercise Price;

may be varied in such manner as the Directors shall determine provided that:

(i)                                        the variation or variations made under this Rule 10 must (in particular) secure:

(a)                                 that the total market value of the Shares which may be acquired by the exercise of the Option is immediately after the variation or variations substantially the same as what it was immediately before the variation or variations; and

(b)                                 that the total price at which those Shares may be acquired is immediately after the variation or variations substantially the same as what it was immediately before the variation or variations; and

(ii)                                     except as provided in Rules 10.2 and 10.3, no variation shall be made which would result in the Exercise Price for an allotted Share being less than its nominal value.

10.2                     Any adjustment made to the Exercise Price of unissued Shares which would have the effect of reducing the Exercise Price to less than the nominal value of the Shares shall only be made if and to the extent that the Directors are authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Exercise Price.  The Directors may apply such sum in paying up such amount on such Shares so that on the exercise of any Option in respect of which such a reduction shall have been made, the Directors shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

10.3                     Where an Option subsists over both issued and unissued Shares, an adjustment may be only be made under Rule 10.2 if the reduction of the Exercise Price in relation to Options over both issued and unissued Shares can be made to the same extent.

10.4                     The Directors may take such steps as they consider necessary to notify Optionholders of any adjustment made under this Rule 10 and to call in, cancel, endorse, issue or re- issue any option certificate consequent upon such adjustment.

11                               Administration

11.1                     The Directors shall have power from time to time to make and vary such regulations (not being inconsistent with this Plan) for the implementation and administration of this Plan as they think fit.

11.2                     The decision of the Directors shall be final and binding in all matters relating to this Plan (other than in the case of matters to be determined or confirmed by the auditors for the time being of the Company in accordance with this Plan).

11.3                     The costs of establishing and administering this Plan shall be borne by the Company. However, the Company may require any Participating Company to enter into such arrangement with it as it shall deem necessary for each Participating Company to bear the costs borne by the Company directly or indirectly in respect of such participating Company’s employees.

11.4                     The Company may, but shall not be obliged to, provide Eligible Employees or Optionholders with copies of any notices circulars or other documents sent to shareholders of the Company.

12                               Amendments

12.1                     Subject to Rules 12.2 and 12.3 the Rules may be amended in any respect by the Directors.

12.2                     If and for so long as the Shares are admitted to the “Official List” of the London Stock Exchange no amendment to the advantage of Optionholders or Eligible Employees (except for an amendment which could be included in an additional section adopted under this Rule 12) can be made to the provisions in the Rules (if any) relating to:

12.2.1          who can be an Optionholder or Eligible Employee;

12.2.2          the number of Shares which can be allocated under the Plan; and

12.2.3           the basis for determining an Optionholder’s entitlement to and the terms of the Shares and any adjustment in the event of a variation in the share capital of the Company as described in Rule 10.

without the approval by ordinary resolution of the Company in general meeting, except for minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Optionholders or Eligible Employees or for a member of the Group.

12.3                     No amendment will be made under Rule 12.2 which would abrogate or materially affect adversely the existing rights of an Optionholder unless it is made with his written consent or by a resolution passed as if the Options constituted a separate class of share capital and the provisions of the Articles of Association of the Company and of the Companies Act 2006 relating to class meetings (with the necessary amendments) applied to that class.

12.4                     Written notice of any amendment to the Plan shall be given to all Optionholders affected thereby.

12.5                     The Company can adopt additional sections of the Rules, applicable in any jurisdiction, under which Options may be subject to additional and/or modified terms and conditions, having regard to any securities, exchange control or taxation laws, which may apply to the Optionholder, the Company, any Participating Company or Associated Company. Any additional sections must conform to the basic principles of the Plan and must not enlarge to the benefit of Optionholders the limits in the Rules.

13                               General

13.1                     The Plan will terminate on 30 November, 2024.  On termination, no further Options may be granted but such termination shall be without prejudice to any accrued rights in existence at the date thereof.

13.2                     The Company will at all times keep available sufficient authorised and unissued Shares, or shall ensure that sufficient Shares will be available, to satisfy the exercise to the full extent still possible of all subsisting Options, taking account of any other obligations of the Company to issue Shares.

13.3                     In the event that the Directors decide to grant options over issued Shares then the Company and/or any Participating Company may give or procure financial assistance (whether by way of loan, gift, guarantee to a third party lender or otherwise) to the trustee or trustees for the time being of any employee benefit trust established by any Group Company to facilitate the acquisition by such trustee or trustees of the relevant number of Shares, provided that any such financial assistance shall only be given to the extent permitted by Chapter 2 of Part 18 of the Companies Act 2006.

13.4                     Notwithstanding any other provision of this Plan:

13.4.1           this Plan shall not form part of any contract of employment between any Participating Company and any employee of any such company and the rights and obligations of any individual under the terms of his office or employment with any Group Company shall not be affected by his participation in this Plan or any right which he may have to participate in it and this Plan shall afford such an individual no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason whatsoever;

13.4.2           no Optionholder shall be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to exercise an Option in consequence of the loss or termination of his office or employment with any Group Company for any reason whatsoever;

13.4.3           Participation in the Plan does not affect the rights of any Eligible Employee (whether beneficially or adversely) under any pension scheme which relates to his employment.  In particular (but without limitation), the contributions payable to such a pension scheme by his employer, and the benefits provided to or in respect of any Eligible Employee under the pension scheme, are not to be increased as a result of their participation in the Plan or the benefits received by them under the Plan;

13.4.4           this Plan shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against any Group Company directly or indirectly, or give rise to any cause of action at law or in equity against any Group Company.

13.5                     Save as otherwise provided in this Plan any notice or communication to be given to any Eligible Employee or Optionholder may be:

13.5.1           delivered by electronic mail and it shall be deemed to have been received upon electronic confirmation of such delivery; or

13.5.2           personally delivered or sent by ordinary post to his last know address and where a notice or communication is sent by post it shall be deemed to have been received 48 hours after the same was put into the post properly addressed and stamped.

Share certificates and other communications sent by post will be sent at the risk of the Eligible Employee or Optionholder concerned and neither the Company nor any of its Subsidiaries shall have any liability whatsoever to any such person in respect of any notification, document, share certificate or other communication so given, sent or made.

13.6                     Any notice to be given to the Company shall be delivered or sent to the Company at its registered office, marked for the attention of the Company Secretary, and shall be effective upon receipt. The Board may make other arrangements to receive notices.

13.7                     This Plan and all Options granted under it shall be governed by and construed in accordance with English law.